EXHIBIT 99.1

Hillenbrand Announces Retirement of Board Director

Gus Hillenbrand

BATESVILLE, Ind., October 5, 2015 — /PR Newswire/— The Hillenbrand, Inc. (NYSE: HI) board of directors announced today the retirement of board member W August “Gus” Hillenbrand.

Mr. Hillenbrand’s planned retirement concludes a career spanning more than 55 years in the business his grandfather founded. He began his professional life at the Hill-Rom Company and worked his way through the ranks to become President of Hill-Rom, a position he held for seven years. He subsequently joined the Hillenbrand Industries, Inc. corporate team rising to President & CEO, and remained in that role until his retirement from daily management in December of 2000. For over 40 years, Mr. Hillenbrand was an active board member of Hillenbrand Industries, (now Hill-Rom Holdings, Inc.). In 2008, he became a founding director of Hillenbrand, Inc.

“Gus’s dedicated leadership and customer focus have had a profound impact on our company,” said Joe Loughrey, Chair of the Board. “It has been a privilege to serve alongside Gus on this board, and I wish him all the best in his retirement.”

The company has no immediate plans to replace this open position on the board, having recently added a new director in preparation for Mr. Hillenbrand’s retirement.

About Hillenbrand

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We pursue profitable growth and robust cash generation driving increased value for our shareholders. Hillenbrand’s portfolio is composed of two business segments: the Process Equipment Group and Batesville.  The Process Equipment Group businesses design, develop, manufacture and service highly engineered industrial equipment around the world. Batesville is a recognized leader in the North American death care industry. Hillenbrand is publicly traded on the NYSE under “HI”.

CONTACTS

Corporate Communications for Hillenbrand
Tory Flynn, Director, Corporate Communications
Phone: 812-931-5024
E-mail: Tory.Flynn@Hillenbrand.com

Investor Relations for Hillenbrand
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
E-mail: Chris.Gordon@Hillenbrand.com